AMENDMENT NO. 3
                                     TO
                         CONVERTIBLE NOTE AGREEMENT


         AMENDMENT NO. 3 (this "Amendment"), dated as of June 21, 2002, to the Convertible Note Agreement, dated as of July 31, 2000, and amended as of September 21, 2001 and January 25, 2002 (as so amended, the "Agreement"), is by and among NEXIQ TECHNOLOGIES, INC. (f/k/a WPI Group, Inc.), a New Hampshire corporation (the "Parent"), and each of its wholly owned subsidiaries, WPI ELECTRONICS, INC., WPI AIRPORT II, INC. (f/k/a WPI Magnetec, Inc.), WPI MICRO PALM, INC., WPI POWER SYSTEMS, INC., WPI TERMIFLEX, INC., f/k/a WPI Oyster Termiflex, Inc., WPI MICRO PROCESSOR SYSTEMS, INC. (d/b/a Nexiq Technologies), WPI DECISIONKEY, INC., WPI UK HOLDING, INC., WPI UK HOLDING II, INC., WPI OYSTER TERMINALS, INC., AND WPI AIRPORT I, INC. (f/k/a WPI Instruments, Inc.), each a New Hampshire corporation, and WPI HUSKY TECHNOLOGY, INC., f/k/a WPI Husky Computers, Inc, a Florida corporation and DIVERSIFIED SOFTWARE INDUSTRIES, INC., an Iowa corporation (collectively, the "Subsidiary Borrowers"), all such corporations having their chief executive offices at 6405 Nineteen Mile Road, Sterling Heights, Michigan except for DIVERSIFIED SOFTWARE INDUSTRIES, INC., which has its chief executive offices at 2475 Coral Court, Coralville, IA (the Parent and Subsidiary Borrowers are hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers"), and SUNRISE CAPITAL PARTNERS, L.P., a Delaware limited partnership (the "Lender").


                            W I T N E S S E T H:
                            - - - - - - - - - -

         WHEREAS, the Borrowers and the Lender are parties to the Agreement, pursuant to which the Lender has purchased from the Borrowers
(i) certain convertible promissory notes, (ii) certain shares of common stock of Parent, and (iii) certain warrants representing the right to purchase shares of Parent's common stock; and

         WHEREAS, the Borrowers and the Lender desire to amend the Agreement to provide for the purchase by the Lender of certain additional notes as described herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Borrowers and the Lender hereby agree as follows:

         SECTION 1 Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

         SECTION 2 Amendments to Agreement. Upon execution of this Amendment, the Agreement is hereby amended as follows:

                  SECTION 2.1 Purchase and Sale of Securities. Section 1.1 of the Agreement is hereby amended by inserting the following additional subsection after subsection (i):

                  "(j) Subject to the terms and conditions hereof: (i) on the Amendment No. 3 Effective Date, the Lender shall purchase from the Borrowers, and the Borrowers shall sell to the Lender, an aggregate principal amount of $500,000 of the Term G Bridge Notes (as defined below) for an aggregate purchase price of $500,000 (the "Initial Term G Sale"); and (ii) at any time during the Term G Commitment Period, the Borrowers may, in their discretion, sell to the Lender, in one or more tranches, additional Term G Bridge Notes. Except with respect to the Initial Term G Sale, the Borrowers shall notify the Lender of their desire to sell Term G Bridge Notes by delivery to the Lender of a written notice (the "Term G Notice") informing the Lender that the Borrowers are exercising their ability to sell such notes to the Lender. The Term G Notice shall set forth (i) the aggregate principal amount of Term G Bridge Notes that the Borrowers wish to sell, which amount shall not be less than $250,000, and (ii) the date of the sale, which date shall be prior to the termination of the Term G Commitment Period and at least three Business Days after receipt by Lender of such Term G Notice. On the date specified in the Term G Notice, the Lender shall purchase from the Borrowers, and the Borrowers shall sell to the Lender, the Term G Bridge Notes for an aggregate purchase price equal to the principal amount of Term G Bridge Notes.

                  As used in this Agreement, "Term G Bridge Notes" means the promissory notes of the Borrowers, substantially in the form as attached hereto as Exhibit A-4, in aggregate principal amount not to exceed $3,000,000 (each, a "Term G Bridge Note")."

                  SECTION 2.2 Repayment of the Term G Bridge Notes. Article 1 of the Agreement is hereby amended by inserting the following additional Sections after Section 1.2:

                  "1.2A Scheduled Repayment of the Term G Bridge Notes. The Borrowers shall repay the entire outstanding principal amount of the Term G Bridge Notes, together with any accrued but unpaid interest and Fees thereon, on November 30, 2002 (the "Term G Maturity Date"), if not sooner repaid in full. The Borrowers shall not be entitled to re-borrow all or any portion of the indebtedness represented by the Term G Bridge Notes which shall be paid or repaid at any time.

                  1.2B Allocation of Repayment Amounts. Subject to compliance with the provisions of the Subordination Agreement, from and after the Amendment No. 3 Effective Date, any amounts received by the Lender in respect of any outstanding principal balance on the Notes or the Term G Bridge Notes or any accrued but unpaid interest thereon and Fees with respect thereto shall be allocated: (i) to the repayment of Fees in respect of and accrued but unpaid interest on the Term G Bridge Notes; (ii) to the extent a portion of such amounts remains after the application of (i), to the repayment of principal on the Term G Bridge Notes; (iii) to the extent a portion of such amounts remains after the application of (i) and (ii), to the repayment of Fees in respect of and accrued but unpaid interest on the Notes; and (iv) to the extent a portion of such amounts remains after the application of (i), (ii) and (iii), to the repayment of principal on the Notes."

                  SECTION 2.3 Use of Proceeds. Section 1.3 of the Agreement is hereby amended by inserting the following sentence at the end of such section:

         "Borrowers shall utilize the proceeds of the Initial Term G Sale to repay in full the $500,000 forbearance fee due and payable on June 24, 2002 by the Borrowers under the Second Forbearance Agreement, dated as of September 21, 2001, by and between the Borrowers and Fleet National Bank, Key Corporate Capital Inc., Sovereign Bank and Bank of New Hampshire, N.A. (collectively, the "Banks"). Borrowers shall utilize any additional proceeds from the sale of Term G Bridge Notes for the repayment of any additional obligations and/or the financing of working capital needs and general corporate purposes."

                  SECTION 2.4 Interest on the Notes. Section 1.4(e) of the Agreement is hereby amended by inserting the following after the words "and all outstanding Obligations":

         ", except those in respect of the Term G Bridge Notes,"

                  SECTION 2.5 Interest on the Term G Bridge Notes. Article 1 of the Agreement is hereby amended by inserting the following additional Section after Section 1.4:

         "1.4A Interest on the Term G Bridge Notes.

                  (a) The outstanding principal balance of the Term G Bridge Notes shall accrue and bear interest at a rate per annum equal to the Prime Rate (as defined below) plus 6.0% (for each day, the "Term G Interest Rate"). "Prime Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H. 15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in this Agreement based upon the Prime Rate shall take effect at the time of such change in the Prime Rate.

                  (b) All interest owing on the Term G Bridge Notes shall be payable in cash by Borrowers to Lender on the Term G Maturity Date.

                  (c) If any payment on the Term G Bridge Notes (including payment of interest and Fees) becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (d) All computations of interest and Fees calculated on a per annum basis shall be made by the Lender on the basis of a three hundred and sixty-five (365) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.

                  (e) So long as any Event of Default shall have occurred and be continuing, the interest rates applicable to the Term G Bridge Notes shall be increased by two percentage points (2.0%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder ("Term G Default Rate"), and all outstanding Obligations in respect of the Term G Bridge Notes shall bear interest at the Term G Default Rate applicable to such Obligations. Interest at the Term G Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

                  (f) Notwithstanding anything to the contrary set forth in this Section 1.4A, if a court of competent jurisdiction determines in a final order that the rate of interest payable on the Term G Bridge Notes exceeds the Maximum Lawful Rate, then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on the Term G Bridge Notes shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lender is equal to the total interest which would have been received had the interest rate payable on the Term G Bridge Notes been (but for the operation of this paragraph) the interest rate payable since the Amendment No. 3 Effective Date as otherwise provided in this Agreement. Thereafter, interest on the Term G Bridge Notes shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4A(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lender pursuant to the terms hereof exceed the amount which the Lender could lawfully have received had the interest due on the Term G Bridge Notes been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.4A(f), a court of competent jurisdiction shall finally determine that the Lender has received interest on the Term G Bridge Notes in excess of the Maximum Lawful Rate, the Lender shall, to the extent permitted by applicable law, promptly apply such excess to repay the principal amount of the Term G Bridge Notes and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order."

                  SECTION 2.6 Fees. Section 1.5 of the Agreement is hereby amended by inserting the following additional subsection after Section 1.5(c):

                  "(d) Subject to compliance with the provisions of the Subordination Agreement, Borrowers shall pay to Lender (or to such party or parties as Lender may designate) in cash on the Term G Maturity Date a fee equal to 10.0% of the Term G Aggregate Amount (as defined below); provided, however, that if the Term G Aggregate Amount and all interest owing thereon shall have been paid in full to Lender prior to October 31, 2002, then the fee payable by Borrowers under this Section 1.5(d) shall be 5% of the Term G Aggregate Amount. The "Term G Aggregate Amount" shall mean the aggregate principal amount of Term G Bridge Notes sold by the Borrowers to Lender during the Term G Commitment Period (including the amount sold in the Initial Term G Sale)."

                  SECTION 2.7 Prepayments. Section 1.6 of the Agreement is hereby amended as follows:

                           (a) The following sentence shall be inserted at
the end of Section 1.6(a):

         "Following Payment in Full by the Borrowers of the Senior Debt (as each term is defined in the Subordination Agreement), Borrowers may prepay, in accordance with Section 1.2B hereof, any Fees in respect of the Term G Bridge Notes, accrued but unpaid interest on the Term G Bridge Notes or principal amount of the Term G Bridge Notes before the Term G Maturity Date without prior written consent of the Lender."

                           (b) Section 1.6(b)(ii) is hereby amended by
deleting clause (C) thereof entirely and replacing it with the following:

         "(C) third, to the extent of the balance of such Net Cash Proceeds remaining after application in accordance with clauses (A) and
         (B), to offer to repurchase the Term G Bridge Notes from the Lender in accordance with the provisions of paragraph (c) of this
         Section 1.6; and (D) fourth, to the extent of the balance of such Net Cash Proceeds remaining after application in accordance with clauses (A), (B) and (C), to offer to repurchase the Notes from the Lender in accordance with the provisions of paragraph (c) of this Section 1.6."

                           (c) Section 1.6(b)(iii) is hereby amended by
deleting clause (B) thereof and all language thereof following clause (B) entirely and replacing it with the following:

         "(B) second, to the extent of the balance of such Net Cash Proceeds remaining after application in accordance with clause
         (A), to offer to repurchase the Term G Bridge Notes from the Lender in accordance with the provisions of paragraph (c) of this
         Section 1.6.; and (C) third, to the extent of the balance of such Net Cash Proceeds remaining after application in accordance with clauses (A) and (B), to offer to repurchase the Notes from the Lender in accordance with the provisions of paragraph (c) of this
         Section 1.6.; provided, that repayments or offers to repurchase pursuant to this clause (iii) shall only be made to the extent such proceeds from the sale or issuance of Stock exceed $1,000,000."

                  SECTION 2.8. Conditions to the Purchase of Securities.
Article 3 of the Agreement is hereby amended by inserting the following additional Sections after Section 3.6:

         "3.7.    Conditions to the Initial Purchase of Term G Bridge Notes.

                  The obligation of the Lender to purchase an aggregate principal amount of $500,000 of the Term G Bridge Notes on the Amendment No. 3 Effective Date and to perform any other obligations hereunder on the Amendment No. 3 Effective Date shall be subject to the satisfaction of, or waiver by the Lender of, the following conditions on or before the Amendment No. 3 Effective
         Date:

                  (a) Third Forbearance Agreement. The Lender shall have received a fully executed copy, in form and substance satisfactory to the Lender, of the Third Forbearance Agreement, by and between the Borrowers and the Banks, whereby the Banks agree to forbear from exercising certain rights and remedies against the Borrowers prior to the Term G Maturity Date.

                  (b) Material Adverse Effect. There shall not have occurred a Material Adverse Effect on any of the Borrowers, or any event reasonably likely to result in a Material Adverse Effect on any of the Borrowers, since March 31, 2002, and there shall not be any material inaccuracy in the financial statements as of, and for the period ended March 31, 2002, as included in the Parent's most recent quarterly report on Form 10-Q.

                  (c) Representations and Warranties. Each of the representations and warranties of the Borrowers contained in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Borrowers contained in this Agreement that is not so qualified shall be true and correct in all material respects, at and as of such date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made at and as of such date.

                  (d) Compliance with the Terms and Conditions of this Agreement; No Default. Each of the Borrowers shall have duly and properly performed and complied with all of the agreements, covenants and obligations set forth herein that are required to be performed or complied with by such Borrower on or before such date, and no Default or Event of Default shall have occurred and be continuing on such date or would result after giving effect to the Initial Term G Sale.

                  (e) Delivery of Term G Bridge Notes. The Borrowers shall have delivered to the Lender certificates evidencing $500,000 aggregate principal amount of the Term G Bridge Notes.

                  (f) Officer's Certificate. The Borrowers shall have delivered to the Lender a certificate executed by (a) the Chairman of the Board or the President or one of the Vice Presidents of the Parent and (b) the Treasurer or one of the Assistant Treasurers of the Parent, in substantially the form as annexed hereto as Exhibit F-2, certifying on behalf of each of the Borrowers that the conditions specified in this Section 3.7 have been fulfilled.

                  (g) Secretary's Certificate. Lender shall have received a certificate from the Borrowers, signed by the Secretary or Assistant Secretary of each such Borrower, certifying (i) the resolutions duly adopted by the Boards of Directors of each Borrower approving the execution by the Borrowers of this Amendment, and the performance by the Borrowers of their respective obligations hereunder, and (ii) that the copies of the Articles of Incorporation and bylaws of each such Borrower provided to the Lender as of the Closing Date have not been amended and remain in full force and effect as of the Amendment No. 3 Effective Date, except as set forth on such certificate.

                  (h) Opinion of Counsel. The Lender shall have received an opinion of counsel to the Borrowers, dated as of the Amendment No. 3 Effective Date, substantially in the form of Exhibit K-2 hereto.

                  The acceptance by the Borrower Representative of the proceeds of the Initial Term G Sale shall be deemed to constitute, as of the date of such request or acceptance, a reaffirmation by the Borrowers of the granting and continuance of the Lender's Liens pursuant to the Collateral Documents.

         3.8  Conditions to the Purchase of Additional Term G Bridge Notes.

                  Except with respect to the Initial Term G Sale, the obligation of the Lender to purchase Term G Bridge Notes and to perform any obligations shall be subject to the satisfaction of, or waiver by the Lender of, the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Borrowers contained in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Borrowers contained in this Agreement that is not so qualified shall be true and correct in all material respects, at and as of such date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made at and as of such date.

                  (b) Compliance with the Terms and Conditions of this Agreement; No Default. Each of the Borrowers shall have duly and properly performed and complied with all of the agreements, covenants and obligations set forth herein that are required to be performed or complied with by such Borrower on or before such date, and no Default or Event of Default shall have occurred and be continuing on such date or would result after giving effect to the sale of the Term G Bridge Notes.

                  (c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on any of the Borrowers, or any event reasonably likely to result in a Material Adverse Effect on any of the Borrowers, since March 31, 2002, and there shall not be any material inaccuracy in the financial statements as of, and for the period ended, such date included in the Parent's then most recent quarterly report on Form 10-Q.

                  (d) Initial Sale of Term G Bridge Notes. An aggregate principal amount of $500,000 of the Term G Bridge Notes shall have been purchased by the Lender on the Amendment No. 3 Effective Date.

                  (e) Delivery of Additional Term G Bridge Notes. The Borrowers shall have delivered to the Lender certificates evidencing the Term G Bridge Notes to be purchased by Lender.

                  The acceptance by the Borrower Representative of the proceeds of the sale of Term G Bridge Notes shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 3.8 have been satisfied and (ii) a reaffirmation by the Borrowers of the granting and continuance of the Lender's Liens pursuant to the Collateral Documents."

                  SECTION 2.9 Termination. Section 8.1 is hereby amended by inserting the following after the words "all other Obligations":

         "not due and payable prior thereto"

                  SECTION 2.10 Survival of Obligations Upon Termination of Financing Arrangements. Section 8.2 is hereby amended by deleting the words "under Sections 1.2, 1.4 and 1.5" and replacing such words with the following:

         "under Sections 1.2, 1.2A, 1.4, 1.4A and 1.5"

                  SECTION 2.11 Events of Default. Section 9.1(b) is hereby amended by inserting the following after the words "of Sections 1.4,":

         "1.4A,"

                  SECTION 2.12 Remedies. Section 9.2(a) is hereby amended by inserting the following at the end of the sentence:

         "and/or increase the rate of interest applicable to the Term G Bridge Notes to the Term G Default Rate as provided in Section 1.4A(e)"

                  SECTION 2.13. Amendment to Annex A (Definitions). Annex A of the Agreement is hereby amended as follows:

                           (a) Amendment No. 3 Effective Date. Annex A of
the Agreement is hereby amended by inserting the following additional definition after the definition of "Amendment No. 2 Effective Date":

                           "'Amendment No. 3 Effective Date' shall mean the date of execution of Amendment No. 3 to the Agreement."

                           (b) Banks. Annex A of the Agreement is hereby
amended by inserting the following additional definition after the definition of "Appendices":

                           "'Banks' shall have the meaning assigned to it in Section 1.3 of the Agreement."

                           (c) Federal Funds Rate; Federal Reserve Board.
Annex A of the Agreement is hereby amended by inserting the following additional definitions after the definition of "Existing Senior Credit Facility":

                           "'Federal Funds Rate' shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Lender."

                           "'Federal Reserve Board' shall mean the Board of Governors of the Federal Reserve System, or any successor thereto."

                           (d) Initial Term G Sale. Annex A of the
Agreement is hereby amended by inserting the following additional definition after the definition of "Initial Conversion Price":

                           "'Initial Term G Sale' shall have the meaning assigned to it in Section 1.1(j) of the Agreement."

                           (e) Notes. The definition of "Notes" in Annex A
of the Agreement is hereby amended and restated in its entirety to provide as follows:

                           "Except as set forth in the following sentence, 'Notes' shall mean the Term A Notes, the Term B Notes, the Term C Notes, the Term D Notes, the Term E Notes, the Term F Notes and the PIK Notes, collectively. Solely in Sections 1.5(c), 1.6(c), 1.8, 1.9, 1.11(a), 1.12, 4.11, 4.24,
                           6.10, 7.3, 7.5, 8.2, 9.1(a), 9.2(b), 10.1(a),
                           10.1(b), 10.1(c), 12.2, 12.3, 12.8, 12.13 and
                           12.16 of this Agreement and in the meanings of the terms 'Material Adverse Effect,' 'Note Documents,' 'Obligations' and 'Termination Date' set forth in Annex A of this Agreement, 'Notes' shall mean the Term A Notes, the Term B Notes, the Term C Notes, the Term D Notes, the Term E Notes, the Term F Notes, the PIK Notes and the Term G Bridge Notes, collectively."

                           (f) Prime Rate. Annex A of the Agreement is
hereby amended by inserting the following additional definition after the definition of "Pledge Agreement":

                           "'Prime Rate' shall have the meaning assigned to it in Section 1.4A(a) of the Agreement."

                           (g) Securities. The definition of "Securities"
in Annex A of the Agreement is hereby amended and restated in its entirety to provide as follows:

                           "'Securities' shall mean the Term A Securities, the Term B Securities, the Term C Securities, the Term D Securities, the Term E Securities, the Term F Securities, the Term G Bridge Notes and any other Notes issued pursuant to the Agreement."

                           (h) Subordination Agreement. Annex A of the
Agreement is hereby amended by inserting the following additional definition after the definition of "Stockholders Agreement":

                           "'Subordination Agreement' shall mean the
                           Amended and Restated Subordination Agreement, dated as of September 21, 2001, as amended from time to time, by and among the Borrowers, the Lender and the Banks."

                           (i) Term G Aggregate Amount; Term G Bridge
Notes; Term G Commitment Period; Term G Default Rate; Term G Interest Rate; Term G Maturity Date; Term G Notice. Annex A of the Agreement is hereby amended by inserting the following additional definitions after the definition of "Term F Warrants":

                           "'Term G Aggregate Amount' shall have the meaning assigned to it in Section 1.5(d) of the Agreement."

                           "'Term G Bridge Notes' shall have the meaning assigned to it in Section 1.1(j) of the Agreement."

                           "'Term G Commitment Period' shall mean the period beginning on the Amendment No. 3 Effective Date and ending on November 30, 2002."

                           "'Term G Default Rate' shall have the meaning assigned to it in Section 1.4A(e) of the Agreement."

                           "'Term G Interest Rate' shall have the meaning assigned to it in Section 1.4A(a) of the Agreement."

                           "'Term G Maturity Date' shall have the meaning assigned to it in Section 1.2A of the Agreement."

                           "'Term G Notice' shall have the meaning assigned to it in Section 1.1(j) of the Agreement."

         SECTION 3. Agreement. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. From and after the date on which this Amendment becomes effective, the terms "Agreement," "this Agreement," "herein," "hereinafter," "hereto," and words of similar import used in the Agreement shall, unless the context otherwise requires, mean and refer to the Agreement as amended hereby.

         SECTION 4. Expenses. Without limiting the provisions of Section
12.3 of the Agreement, the Borrowers shall reimburse Lender for all out-of-pocket expenses incurred in connection with the preparation of this Amendment and the Note Documents (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors retained in connection herewith and the transactions contemplated hereby).

         SECTION 5. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         SECTION 6. Full Force and Effect. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement and each other Note Document shall remain unchanged and shall remain in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment of, consent to or modification of any other term or provision of the Agreement or of any term or provision of any other Note Document or of any transaction or further or future action on the part of the Borrowers which would require the consent of the Lenders under the Agreement.

         SECTION 7. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND TO BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same agreement.



                          [SIGNATURE PAGE FOLLOWS]


         IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed as of the date first written above.


                                         BORROWERS:

                                         NEXIQ TECHNOLOGIES, INC.,
                                         WPI POWER SYSTEMS, INC.,
                                         WPI AIRPORT II, INC.,
                                         WPI ELECTRONICS, INC.,
                                         WPI TERMIFLEX, INC.,
                                         WPI MICRO PALM, INC.,
                                         WPI MICRO PROCESSOR SYSTEMS, INC.,
                                         WPI DECISIONKEY, INC.,
                                         WPI UK HOLDING, INC.,
                                         WPI UK HOLDING II, INC.,
                                         WPI OYSTER TERMINALS, INC.,
                                         WPI HUSKY TECHNOLOGY, INC.,
                                         WPI AIRPORT I, INC., and
                                         DIVERSIFIED SOFTWARE INDUSTRIES, INC.


                                         By:  /s/ John Allard
                                              -----------------------------
                                              Name:  John Allard
                                              Title: Chief Executive Officer

                                         THE LENDER:

                                         SUNRISE CAPITAL PARTNERS, L.P.

                                         By:   Sunrise Advisors, LLC,
                                               its General Partner

                                               By: /s/ Lawrence S. Coben
                                                   ----------------------
                                               Name:  Lawrence S. Coben
                                               Title: Senior Principal